UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Simpson Manufacturing Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Wednesday, April 25, 2012, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California.  The matters that you will address at this meeting are:

1.     A proposal to elect as directors the 3 persons nominated by a committee of independent members of our Board of Directors, each to hold office for a 3-year term and until his or her successor is elected and qualifies or until his or her earlier resignation or removal.

2.     A proposal to ratify our Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

3.     An advisory (non-binding) vote to approve Named Executive Officer compensation.

4.     Any other business that properly comes before the meeting.

Only stockholders of record as of February 29, 2012, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Brian J. Magstadt
Secretary

Pleasanton, California
March 9, 2012

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

March 9, 2012

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our 2012 Annual Meeting of Stockholders.  We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Wednesday, April 25, 2012, at 2:00 p.m., Pacific Daylight Time. Your proxy will be used at this meeting or at any adjournment of this meeting. Only holders of record of our common stock at the close of business on February 29, 2012, may vote at this meeting.  At the close of business on that date, we had 48,305,516 shares of our common stock outstanding and entitled to vote.  A majority, or 24,152,759, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.  We are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2011, available to each of our stockholders on or about March 9, 2012.

Revocability of Proxy

If you give a proxy, you may revoke it at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•                  deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•                  sign a proxy bearing a later date and deliver it to our Secretary; or

•                  attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies.  After we make this Proxy Statement and other soliciting materials available, we or our agents may also solicit proxies by mail, telephone, electronic mail or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders.  Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes.  Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit.  Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects all nominees named below to be available for election.  If any nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating Committee of our Board of Directors may nominate.  We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement.  If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit.  The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting.  Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form.

Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.  Our stockholders will elect directors at the meeting by a plurality of the votes cast at the meeting.  In the election of directors, that is, the nominees receiving the highest numbers of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.  Votes against a nominee and votes withheld have no legal effect.  On each of Proposal Nos. 2 and 3, approval will require the affirmative vote of a majority of the votes cast at the meeting on that Proposal. Proposal No. 3 is an advisory vote only and is not binding on us or our Board of Directors.  Abstentions and broker nonvotes count as shares present for determination of a quorum but do not count as affirmative or negative votes on any item to be voted on and do not count in determining the number of shares voted or votes cast on any matter.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of February 29, 2012, unless otherwise indicated, about the beneficial ownership of our common stock by —

•                  each stockholder known by us to be the beneficial owner of more than 5 percent of our common stock,

•                  each director and director nominee,

•                  each person currently serving as one of our executive officers named in the Summary Compensation Table — see “Executive Compensation” below, and

•                  all of our current executive officers and directors as a group.

Name and, for Each 5%	Amount and Nature of	Percent
Beneficial Owner, Address	Beneficial Ownership (1)	of Class

Barclay Simpson (2) 5956 W. Las Positas Blvd. Pleasanton, CA 94588	8,093,233	16.8%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	5,259,786	10.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,021,446	6.3%

Thomas J Fitzmyers (3)	185,596	*

Karen Colonias (4)	22,241	*

Michael J. Herbert (5)	18,259	*

Phillip T. Kingsfather (6)	77,414	*

Jeffrey E. Mackenzie (7)	19,155	*

Brian J. Magstadt (8)	5,742	*

Jennifer A. Chatman (9)	10,356	*

Earl F. Cheit (10)	10,712	*

Gary M. Cusumano (11)	6,156	*

Peter N. Louras, Jr. (10)	13,039	*

Robin G. MacGillivray (9)	10,356	*

Barry Lawson Williams (10)	10,783	*

All current executive officers and directors as a group (12)	8,483,042	17.5%

*      Less than 0.5%

(1)                                 We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us.  Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)                                 Includes 644 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(3)                                 Includes 14,788 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days. Mr. Fitzmyers has a revolving line of credit in the maximum amount of approximately $1.5 million that is secured by 150,000 shares of our common stock that he owns. There is currently a balance due on this line of credit of approximately $500,000.

(4)                                 Includes 19,074 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(5)                                 Includes 14,859 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(6)                                 Includes 65,501 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(7)                                 Includes 16,860 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(8)                                 Includes 4,360 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(9)                                 Includes 10,356 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(10)                         Includes 8,356 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(11)                          Includes 5,356 shares that are subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days or restricted stock units that were awarded under our 2011 Incentive Plan where the restrictions have lapsed or will lapse within 60 days.

(12)                          Includes 187,222 shares subject to options that are exercisable within 60 days or restricted stock units where the restrictions have lapsed or will lapse within 60 days, as described in notes (2) through (11) above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

We have nominated for re-election at the meeting Jennifer A. Chatman, Robin G. MacGillivray and Barclay Simpson, whose terms as directors expire in 2012.  Below are the names of our directors and information about them.  The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Ms. Chatman, Ms. MacGillivray and Mr. Simpson.  Under our Bylaws, the stockholders will not be permitted to nominate anyone at the meeting.  If stockholders cast any votes at the meeting for any candidates other than those that we have nominated, the persons authorized to vote shares represented by proxies in the enclosed form, except for proxies withholding authority to vote for the election of directors or for any particular nominees, will have full discretion and authority to vote for any or all of the nominees in such order as those persons may determine.

		Director
Name	Age	Since	Position

Thomas J Fitzmyers (4)	71	1978	Chairman of the Board and Director — term expiring in 2014

Jennifer A. Chatman (1) (2) (3) (5)	52	2004	Director — term expiring in 2012

Earl F. Cheit (2) (3) (5)	85	1994	Lead Independent Director — term expiring in 2014

Gary M. Cusumano (4) (5)	68	2007	Director — term expiring in 2013

Peter N. Louras, Jr. (1) (2) (4) (5)	62	1999	Director — term expiring in 2013

Robin G. MacGillivray (2) (3) (4) (5)	57	2004	Director — term expiring in 2012

Barclay Simpson (5)	90	1956	Director — term expiring in 2012

Barry Lawson Williams (1) (3) (4) (5)	67	1994	Director — term expiring in 2014

(1)         Member of the Compensation and Leadership Development Committee

(2)         Member of the Audit Committee

(3)         Member of the Governance and Nominating Committee

(4)        Member of the Acquisition and Strategy Committee

(5)         Member of the Growth Committee

Executive Officers

Our executive officers include Thomas J Fitzmyers.  He is also an executive officer and director of some of our subsidiaries.  Karen Colonias, age 54, is our Chief Executive Officer; Brian J. Magstadt, age 44, is our Chief Financial Officer, Treasurer and Secretary; and Michael J. Herbert, age 53, and Jeffrey E. Mackenzie, age 50, are our Vice Presidents.  Phillip T. Kingsfather, age 65, is a director and the President and Chief Executive Officer of our subsidiary, Simpson Strong-Tie Company Inc. We regard Mr. Kingsfather as one of our executive officers, because he performs management policy-making functions for us.

Director and Officer Qualifications and Biographical Information

Our directors are individuals of reputation, integrity and accomplishment. They bring to Board issues a range of talents, including a customer-oriented focus, useful education, experience and insights.  A majority of our outside directors must be independent.  To be independent, an outside director must have no financial, family or close personal ties to us or our executives and must meet the New York Stock Exchange regulatory standard of independence.  New directors are oriented to our business and governance through meetings with our officers and directors and visits to our facilities.  We also support, and pay for, participation in continuing education programs to assist directors in performing their Board responsibilities.

Thomas J Fitzmyers was appointed Chairman of our Board of Directors in September 2011, effective January 2012. Prior to that, he served as our President and as a director since 1978 and served as our Chief Executive Officer since 1994.  He has served as a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983 and as its Chief Executive Officer from 1983 to February 2009.  He also served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., from 1982 until its disposition in August 2010.  Mr. Fitzmyers was employed by Union Bank from 1971 to 1978.  He was a Regional Vice President when he left Union Bank to join us in 1978.  Mr. Fitzmyers’ experience as President and Chief Executive Officer of Simpson Manufacturing Co., Inc. gives him unique and invaluable insights into the challenges facing our business and our industry.

Jennifer A. Chatman is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley.  Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University. She received her Ph.D. from University of California, Berkeley in 1988.  She is a member of the Board of Trustees of Prospect Sierra School.  In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and teaches in executive development programs at a variety of universities.  Ms. Chatman brings to our Board a deep understanding of organizational structure, leadership and compensation that gives us an objective perspective in interpreting and leveraging our unique culture to achieve our strategic objectives.

Earl F. Cheit is Dean and Edgar F. Kaiser Professor Emeritus, Haas School of Business, University of California, Berkeley.  Until 2001, he was Chairman of the Board of YCI, a consumer products company, and Senior Advisor, Asia Pacific Economic Affairs, The Asia Foundation.  He is a member of the Audit Committee of the Evelyn and Walter Haas, Jr. Fund, a Trustee of Mills College, a Trustee Emeritus of the University of California, Berkeley, Foundation, and founding Chairman of Cal Performances, the performing arts presenter and commissioner at the University of California, Berkeley.  He is a member of the Bay Area Council’s Business Hall of Fame selection committee.  Mr. Cheit brings a wealth of academic and industry experience to our Board of Directors as well as an understanding of global economies, management and corporate governance.

Gary M. Cusumano has over 35 years of experience with The Newhall Land and Farming Company, most recently as its Chairman.  He retired from Newhall Land and Farming Company in January 2006.  He is a director of Granite Construction, Inc., Forest Lawn Memorial Park and the J.G. Boswell Company, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations.  Mr. Cusumano’s service as Chairman of the Newhall Land and Farming Company and his board service with Granite Construction provide our Board of Directors with his perspective and expertise from his service with a publicly traded New York Stock Exchange company and real estate developer.

Peter N. Louras, Jr. is a retired corporate executive.  He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000.  In this position, he served on The Clorox Company’s Executive Committee with overall responsibility for its international business activities and business development function, including acquisitions and divestitures.  Before joining The Clorox Company, Mr. Louras, a certified public accountant, worked at Price Waterhouse in its offices in both San Francisco, California, and Philadelphia, Pennsylvania.  Mr. Louras is a member of the American Institute of CPAs and the Pennsylvania Institute of CPAs.  He is currently a member of the Board of Directors of Dealer Fusion, a privately owned company.  Mr. Louras actively participates in civic projects and serves on the boards of various not-for-profit organizations. Mr. Louras’ business background provides the Board of Directors with a global perspective and hands-on experience in business development and strategic acquisitions. Mr. Louras also brings his financial accounting expertise to his role as Chair of the Audit Committee.

Robin G. MacGillivray became Senior Vice President — One AT&T Integration for AT&T in January 2010.  In this role, she is overseeing the implementation of several corporate initiatives designed to further integrate merged organizations and operations for optimal customer service and financial performance.  Prior to that she was Senior Vice President — Regional and Local Markets, responsible for service and sales to AT&T’s small business customers nationwide.  She previously served as Senior Vice President — Strategic Process Improvement, where she oversaw that company’s call center transformation, DSL improvement, and sales and marketing process standardization efforts.  Ms. MacGillivray joined AT&T in 1979, after receiving her bachelor’s degree in journalism from the School of Journalism and her master’s degree in telecommunications management from the Annenberg School of Communications, both at the University of Southern California.  She completed the Stanford Executive Program at Stanford University in 1997.  She has worked in numerous AT&T organizations and functions, including Engineering, Operations, Finance, Human Resources, Marketing, Customer Service and Sales.  She is the former President of the Board of Directors of the Girl Scouts of Northern California.  Ms. MacGillivray has extensive experience is managing complex businesses in highly competitive and rapidly changing environments and has cultivated this experience from a variety of functional areas.

Barclay Simpson is Chairman Emeritus of our Board of Directors. Prior to that, he was Chairman of our Board of Directors since 1994.  He incorporated our predecessor and went into the structural connector business in 1956.  Mr. Simpson is a member of the Boards of Directors of the University Art Museum of the University of California, Berkeley, and the California College of the Arts.  He is also active in other charitable and educational institutions.  Mr. Simpson’s experience in our industry spans more than 50 years, and his ownership stake in Simpson Manufacturing Co., Inc. closely aligns his interests with those of our other stockholders.

Barry Lawson Williams is the retired Managing General Partner of Williams Pacific Ventures Inc., a venture investing and consulting firm.  He is a director of PG&E Corporation, SLM Corp., CH2M HILL Companies, Ltd., Northwestern Mutual Life Insurance Co. and, until October 2011, Ameron International Corporation. He also served as a director of R.H. Donnelley & Company until January 2010.  Mr. Williams is a director for several not-for-profit organizations, including Sutter Health, Resources Legacy Fund, Management Leadership for Tomorrow and the Oakland 100 Club.  Mr. Williams’ brings invaluable experience to our Board of Directors in several areas, including financial and acquisition analysis and real estate development, and in his extensive service on several high-profile boards.  He also brings legal and environmental experience and a broad understanding of relevant accounting and governance issues that we encounter.

Karen Colonias was appointed as our Chief Executive Officer in September 2011, effective January 2012. From May 2009 to January 2012, she was our Chief Financial Officer, Secretary and Treasurer. Prior to that, she held the position of Vice President of our subsidiary, Simpson Strong-Tie Company Inc., and in that capacity since 2004 served as the Branch Manager of Simpson Strong-Tie’s manufacturing facility in Stockton, California. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, Simpson Strong-Tie promoted Ms. Colonias to Vice President of Engineering, responsible for Simpson Strong-Tie’s research and development efforts. Before joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

Brian J. Magstadt became Chief Financial Officer, Treasurer and Secretary in January 2012. He joined Simpson Manufacturing Co., Inc. in 2004 as Financial Reporting Specialist, and, from 2008 until 2012, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other accounting and finance functions. He is a licensed CPA and holds a Bachelor of Science degree in Business Administration from California State University, Chico, and a Masters of Business Administration degree from Santa Clara University.

Michael J. Herbert became Vice President in May 2009, responsible for various international operations outside of North America.  From 2000 to May 2009, he served as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary.  From 1988 to 2000, he held various financial management positions, with his last position as Director of Finance, with Sun Microsystems, Inc.

Jeffrey E. Mackenzie was appointed Vice President in December 2008. He joined Simpson Manufacturing Co., Inc. in 1994 and from November 2000 to December 2008, served as our Financial Reporting Manager, overseeing our external reporting program and managing various other finance functions, including our equity-based compensation programs. Prior to joining us, he worked for Deloitte & Touche, LLP as a Senior Accountant in San Francisco, California. Mr. Mackenzie is a licensed CPA (currently inactive) and holds a Bachelor of Science degree in Business Administration from California State University, San Diego, and a Masters of Business Administration degree from Santa Clara University.

Phillip T. Kingsfather has served as the President and Chief Executive Officer of Simpson Strong-Tie Company Inc. since February 2009.  From August 2006 to February 2009, he served as President and Chief Operating Officer of Simpson Strong-Tie Company Inc.  His career with us started in 1979 as an Outside Sales Representative in the Pacific Northwest for Simpson Strong-Tie Company Inc.  In 1985, he became Regional Sales Manager.  He joined our Anchor Systems sales team in 1997 and was instrumental in the launch of this product line.  In 2003, he was promoted to Vice President of Simpson Strong-Tie Company Inc. in charge of our Anchor Systems product line, where he served until August 2006.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors.  A majority of our directors are independent under those rules.

Our Board of Directors follows the independence standards required by the New York Stock Exchange corporate governance rules to determine director independence.  Those standards provide that a director will not be independent of a listed company if:

•                  the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•                  the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•                  (a) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•                  the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•                  the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenues.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying these independence standards, our Board of Directors has affirmatively determined that Mr. Cheit, Mr. Louras, Mr. Williams, Ms. Chatman and Ms. MacGillivray are each independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with us.  Our Board of Directors has determined that our other directors, Mr. Simpson, Mr. Cusumano and Mr. Fitzmyers, are not independent under those rules.  In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Criteria and Diversity

In considering whether to nominate any candidate to serve on our Board of Directors, the Governance and Nominating Committee of our Board of Directors considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors also believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.  We do not discriminate against nominees on the basis of gender, race, religion, national origin, sexual orientation or disability.

Attendance at Meetings

Our Board of Directors held 7 meetings in 2011.  Its committees held a total of 32 meetings in 2011, including 6 meetings of the Audit Committee, 11 meetings of the Compensation and Leadership Development Committee, 6 meetings of the Governance and Nominating Committee and 9 meetings of the Acquisition and Strategy Committee.  Each director attended at least 75 percent of the meetings of our Board of Directors, except for Thomas J Fitzmyers who attended 5 of the 7 meetings, and at least 75 percent of the meetings of the committees on which he or she served in 2011.  All of our directors attended the annual meeting of our stockholders in 2011, although we do not have a policy that requires our directors to attend the annual meeting of stockholders.

Leadership Structure and the Board of Directors Role in Risk Management

Our Board of Directors and its committees take an active role in overseeing management of our risks.  The Board regularly reviews information regarding our operational, financial, legal and strategic risks.  Our Compensation and Leadership Development Committee is responsible for overseeing the management of risks relating to our compensation plans; our Audit Committee oversees management of our financial risks; and our Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  In 2009, our Board of Directors created the Acquisition and Strategy Committee, whose role in risk management includes evaluating and managing our strategic risks. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, our entire Board of Directors is regularly informed about such risks through committee and executive officer reports.

For many years the roles of our Chairman and our Chief Executive Officer have been separated.  We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight.

Our independent directors meet at regularly scheduled executive sessions without members of management.  In 2010, our Board of Directors created the role of Lead Independent Director and appointed Earl F. Cheit to that role. The Lead Independent Director participates in setting the agenda of Board of Directors and Committee meetings, coordinates the distribution and presentation of meeting materials, maintains the focus and punctuality of Board of Directors and Committee meetings and presides over executive session meetings of the independent directors.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors

Simpson Manufacturing Co., Inc.

P.O. Box 1394

Alamo, CA 94507-7394

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JENNIFER A. CHATMAN, ROBIN G. MACGILLIVRAY AND BARCLAY SIMPSON, THE THREE NOMINEES FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP as the principal independent registered public accounting firm to audit our internal controls over financial reporting and our financial statements for 2012.  You will be asked to ratify that selection.  PricewaterhouseCoopers LLP has audited our financial statements since before our initial public offering in 1994.  A PricewaterhouseCoopers LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  At this meeting, the stockholders will vote on the following resolution:

RESOLVED that the compensation paid to this corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As described below under “Executive Compensation — Compensation Discussion and Analysis,” we seek to closely align the interests of our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers (our Named Executive Officers) with the interests of our stockholders.  Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation and Leadership Development Committee of our Board of Directors. The Compensation and Leadership Development Committee and our Board or Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

Our philosophy on compensation is to closely align the interests of our Named Executive Officers with those of our stockholders.  Our compensation is also structured to give our employees, not just our Named Executive Officers, an opportunity to earn above-market compensation for outstanding performance, measured by our success.  Our Named Executive Officers include our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  We believe that we do this by providing a high degree of incentive to achieve both short-term and long-term goals, goals that when met, also increase our stockholders’ return.  Because payments to our employees depend on our first reaching financial goals, our stockholders participate in our returns before our employees.  To avoid unnecessary or excessive risk-taking in our compensation programs, our goals are focused on branch or company performance, not on individual performance.  Our Named Executive Officers’ total compensation comprises a mix of base salary and retirement plan contributions, a quarterly cash incentive program and long-term equity incentives.

Historically, our programs have rewarded our employees with above-market compensation during highly prosperous periods and have kept a cohesive team of our most valued employees during more challenging economic times, such as we have experienced recently.  Since we use a measure based on operating profit as the basis for both our non-equity incentive plan and our equity incentive plans, we believe that this is the most relevant measure to evaluate our financial performance for the purpose of making compensation decisions.

	2011		2010		2009
Performance Measure (000s)	Amount	Change	Amount	Change	Amount	Change

Income from Continuing Operations	$74,057	(5.6)%	$78,424	149.0%	$31,496	(64.7)%

CEO Cash Profit Sharing	1,563	27.7%	1,224	240.4%	360	(66.5)%

This table illustrates the correlation of the compensation of our Named Executive Officers with our financial performance.  In 2011, the reversal in this trend resulted primarily from 3 items:

•                  a gain in 2010 of $5.2 million on our sale of real estate located in Brea, California;

•                  an increase in 2011 from 2010 of $11.2 million in equity-based and non-equity-based compensation charges; and

•                  a gain in equity method investment in 2011 of $4.4 million as compared to a loss in 2010 of $0.5 million.

The first 2 items are included in income from continuing operations but excluded from the computation of the cash profit sharing payment.  The third item was included in the computation of the cash profit sharing but excluded from income from continuing operations.

The other part of our incentive compensation is equity-based compensation.  Before 2012, equity-based compensation consisted of grants of non-qualified stock options.  Beginning in 2012 equity-based compensation consists primarily of awards of restricted stock units.  Equity compensation is also awarded to participating employees, including our Named Executive Officers, based on performance-based results.  Generally, equity-based compensation awards are based on achieving the same operating profit goals as our cash profit sharing plans.  Once awarded, however, the value of these awards depends on our stock price performance over time.  Stock options granted to our Named Executive Officers vest over 4 years at a rate of 25 percent per year.  The restrictions on restricted stock units lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award.  For our employees to realize the value of the equity-based compensation, we must continually improve our operating results.

The Compensation and Leadership Development Committee made small changes to our Named Executive Officers’ base salaries for 2012 by increasing them by 3 percent, except for our new Chief Executive Officer, promoted on January 1, 2012, who received a 23.6 percent increase over her 2011 salary.  This increase was offset by a decrease of 22.8 percent in the salary of our former Chief Executive Officer.  In 2012, the rate of contribution to our Named Executive Officers’ profit sharing trust accounts remained unchanged from 2011 at 7 percent of base salary plus the 3 percent safe harbor contribution. See “Salary and Profit Sharing Trust Contributions” below.

We encourage you to read this Compensation Discussion and Analysis in its entirety, as well as the information in the Summary Compensation Table and other related tables and disclosures, for an understanding of our compensation programs.

Analysis

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals.  We have followed the same philosophy for many years and that experience has continuously reinforced our belief that it successfully drives our financial performance.  We believe that our incentive programs, based on profit targets, align the interests of employees and stockholders, allow us to attract high-performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals.  Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special compensation plans exclusively for executive officers.  Our Named Executive Officers are at-will employees.  We do not have a written employment agreement with any of them, and we generally do not offer any severance benefits.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value, and we aim to compensate them fairly relative to our achievement of that objective.  To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, should compensate them for their own investment of time, regardless of the performance of our businesses.  Each element of the compensation of our Named Executive Officers and other officers and employees possesses characteristics intended to motivate them in different ways.  We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers, other officers and other key employees and to motivate them to achieve results that increase the value of our common stock.  The following is an analysis of the basic elements of our compensation program.

The Compensation and Leadership Development Committee of our Board of Directors believes that, to maintain a sense of unity and fairness, the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees.  Our compensation program comprises 4 basic elements:

•                  salary,

•                  payments to our defined contribution profit sharing plan,

•                  cash profit sharing, and

•                  equity-based compensation.

Role of Compensation Consultant

The Compensation and Leadership Development Committee may engage independent advisors to assist in carrying out its responsibilities.  In April 2010, the Compensation and Leadership Development Committee engaged Venture Pay Group as its compensation consultant, and in June 2010, Venture Pay Group issued its report.  The report included 3 major elements:

•                  a benchmark analysis of total direct compensation for our Named Executive Officers compared to industry peers,

•                  recommendations for potential changes to compensation programs, at several levels, to align our programs with our strategic objectives, and

•                  a review of current trends and issues in executive compensation.

The Compensation and Leadership Development Committee met with Venture Pay Group, reviewed their report with our management and has considered implementing its recommendations.  Although Venture Pay Group provided advice to the Compensation and Leadership Development Committee, the decisions made by the Compensation and Leadership Development Committee reflect factors and considerations in addition to the information and recommendations provided by Venture Pay Group.  As a result of the benchmarking information, the Compensation and Leadership Development Committee increased the base salary component of our Named Executive Officer’s Compensation for 2011 by 3 percent or 8 percent for each of our Named Executive Officers, except for Barclay Simpson whose base salary remained at the 2010 level.  See “Salary and Profit Sharing Trust Contributions” below.  As recommended by Venture Pay Group, the Compensation and Leadership Development Committee approved the Simpson Manufacturing Co., Inc. 2011 Incentive Plan, which was approved by our stockholders at our annual meeting in April 2011. We awarded restricted stock units in 2012 under the 2011 Incentive Plan.  The Compensation and Leadership Development Committee implemented a new long-term incentive program to give selected employees additional incentives if they help us achieve our strategic objectives. For 2012, this program includes potential additional awards of restricted stock units to Karen Colonias, Brian J. Magstadt, Phillip Terry Kingsfather and Michael J. Herbert; see “Equity-Based Compensation Awards” below.

In 2011, the Compensation and Leadership Development Committee engaged Towers Watson as its compensation consultant.  The Lead Consultant, who changed employers from Venture Pay Group to Towers Watson in 2011, remained the same.  The consulting services were requested and approved by the Compensation and Leadership Development Committee and not recommended or provided by our management.  Towers Watson was engaged for 2 primary purposes:

•                  to update a benchmarking analysis of total direct compensation for our Chief Executive Officer compared to the peer groups developed by Venture Pay Group in 2010; and

•                  to recommend potential changes to our long-term compensation program for our Chief Executive Officer, our Chief Financial Officer and Simpson Strong-Tie Company Inc.’s President and Chief Executive Officer, to align our programs with strategic objectives.

Towers Watson recommended to the Compensation and Leadership Development Committee modifying various terms of future equity-based compensation awards consistent with the operating profit goals, adding strategic goals and adding a component reflecting total stockholder return.  The Compensation and Leadership Development Committee incorporated these features into the potential equity-based compensation awards for 2012. See “Equity-Based Compensation Awards” below.

Comparative Market Information

Venture Pay Group compared our Named Executive Officer compensation to 2 peer groups, including an Industry Match peer group compiled by Venture Pay Group and the peer group selected by ISS/Risk Metrics.  Venture Pay Group also used a set of proprietary proxy compensation survey databases to complete the benchmarking analysis.  Venture Pay Group performed benchmarking on total direct compensation from our 2009 fiscal year and on a 3-year average.  The 2 peer groups were:

Industry Match Peer Group

Ameron International Corp.	Astec Industries Inc.	Blount International Inc.

Ceradyne Inc.	Chart Industries Inc.	Circor International Inc.

Colfax Corp.	Eagle Materials Corp.	Esco Technologies Inc.

Graftech International Ltd.	Kaydon Corp.	Materion Corp.{*}

Minerals Technologies Inc.	OM Group Inc.	Quanex building Products Corp.

Robbins Myers Inc.	RTI International Metal Inc.	Titanium Metals Corp.

Tredegar Corp.

{*} Formerly known as Brush Engineered Materials Inc.

ISS/Risk Metrics Peer Group

Aircastle Ltd.	American Woodmark Corp.	Ameron International Corp.

Blount International Inc.	Colfax Corp.	Columbus McKinnon Corp.

Graco Inc.	Great Lakes Dredge & Dock Corp.	GT Solar International, Inc.

Quanex building Products Corp.	Standex International Cop.	Tennent Co.

The Venture Pay Group selected the Industry Match peer group based on a broad range of publicly traded companies in related industries and with characteristics similar to ours, including industry specialization, revenues, market capitalization, net income and total assets.  Data gathered on the peer groups included base salary, bonus, total cash compensation, long-term incentives and total direct compensation.

Salary and Profit Sharing Trust Contributions

Base salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term.  The Compensation and Leadership Development Committee determines the salaries for all of our Named Executive Officers using historical salary levels for their positions and adjustments for changes in cost of living and responsibilities.  We consider our salary levels sufficient to motivate our Named Executive Officers to perform the basic functions of their jobs.  We compensate our employees at a generally comparable level to other organizations of similar size in our industry.  Although our base salaries have historically been set at levels that the Compensation and Leadership Development Committee believes are below the market, a greater proportion of total compensation is based on a system that provides employees with incentives to attain our profitability goals.

The Compensation and Leadership Development Committee had been concerned that we could lose key employees who might be enticed by higher salaries at comparable jobs.  Based on the salary levels identified in a report prepared by Semler Brossey Consulting Group, LLC in 2007, the Compensation and Leadership Development Committee decided that the salaries of some of our Named Executive Officers were substantially below the levels that those individuals would likely be paid by others for comparable services given the breadth of their responsibility and experience.  Therefore, in 2009, the Compensation and Leadership Development Committee increased the salary of our Chief Financial Officer by 25 percent and increased the salary of the President and Chief Executive Officer of Simpson Strong-Tie Company Inc. by 48 percent.  We offset those salary increases by reducing amounts, if any, that would otherwise have been paid to the respective officers under our Executive Officer Cash Profit Sharing Plan, up to the amount of the respective officers’ salary increases.  Thus, the total cash compensation that we paid to each of those officers did not change, except that it increased to the extent, if any, that the amount we paid to such officer under our Executive Officer Cash Profit Sharing Plan was less then the amount of such officer’s salary increase.  In April 2008, we made similar adjustments for most of our other U.S.-based salaried employees who participated in our Cash Profit Sharing Plan.  Beginning with the payment earned for the third quarter of 2010, we no longer offset the amounts of these salary increases against payments made under either our Cash Profit Sharing Plan or our Executive Officer Cash Profit Sharing Plan.  For 2012, Mr. Kingsfather’s, Mr. Herbert’s and Mr. Mackenzie’s salaries increased 3 percent.  At the same time, Ms. Colonias’ salary increased 23.6 percent and Mr. Fitzmyers’ salary decreased 22.8 percent, as a result of the changes in their positions.  A comparison of our Chief Executive Officer’s 2010 salary with an average of the Industry Match peer group and the ISS/Risk Metrics peer group in the 2011 Towers Watson study is as follows:

		2010 Average Survey Benchmark
Position	Simpson	25th Percentile	50th Percentile

President & CEO	$336,000	$589,000	$657,000

The other Named executive officers’ 2010 salaries were not included in the Towers Watson study.  The 2009 salaries for the other Named Executive Officers were also substantially below the 25th percentile of the benchmarks identified above, except that Mr. Herbert’s salary was slightly above the 25th percentile.  As a result, the Compensation and Leadership Development Committee believes that our Chief Executive Officer’s and the other Named Executive Officers’ salaries are fair relative to salaries of their peers, given the other elements of our compensation program, even though these salaries are generally lower than those paid by companies in the general industry survey.

We and our U.S. subsidiaries maintain defined contribution profit sharing plans for U.S.-based salaried employees, including our Named Executive Officers, and for U.S.-based non-union hourly employees.  An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.  The minimum service requirement for a salaried employee is at least 1,000 hours of service and for an hourly employee is at least 750 hours of service.  As of December 31, 2011, 767 employees participated in the salaried plan and 534 employees participated in the hourly plan.  Under both of these plans, our Board of Directors has exclusive discretion to authorize contributions to the plan trusts.  These plans limit contributions to the plan trusts to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Karen Colonias and Michael J. Herbert, who are Named Executive Officers, are trustees of the plan trusts and also participate in the plan for salaried employees.  Some of our foreign subsidiaries maintain similar plans for their employees.

For all years through 2008, we made contributions to our profit sharing trust for our Named Executive Officers in amounts equal to 15 percent of their base salaries, up to the amounts that we were allowed to deduct from income under Internal Revenue Code section 404(a).  In addition, all employees are entitled to a proportionate share of forfeited contributions from employees who terminate their employment before fully vesting in the profit sharing plan.  In February 2009, in response to reduced profitability resulting from difficult economic conditions, the Compensation and Leadership Development Committee established a contribution amount equal to 10 percent of base salaries to our profit sharing trust beginning with the contribution that was made in 2010, up to the amounts that we are allowed to deduct from income under Internal Revenue Code section 404(a) for all of our and our subsidiaries’ U.S. based salaried employees.  This reduced rate was made for the 2011 contribution. During 2011, the profit sharing trust plan was changed to include a 401(k) feature that allows employees to contribute their own pre-tax earnings. As part of this change, the amount of the discretionary contribution was changed to 7 percent and the remaining 3 percent contribution, now made quarterly, is made to comply with the safe harbor rules that govern the plan. The safe harbor contribution is not forfeitable and is fully vested at the time the contribution is made. We expect the current contribution rate to continue indefinitely, although the Compensation and Leadership Development Committee has discretion to consider changes to this contribution at any time.  The Compensation and Leadership Development Committee views compensation through the profit sharing plan as serving a similar objective as salaries.

Compensation and the Achievement of Operating and Strategic Goals

The Compensation and Leadership Development Committee does not delegate its duties of determining executive officer compensation.  Our officers do, however, participate in our annual budgeting process, which forms the basis for the Compensation and Leadership Development Committee’s determination of operating profit goals used for determining qualifying income for our cash profit sharing plans and whether we award equity-based compensation.  Our Board of Directors reviews and approves the annual budget.

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit centers.  Our senior managers, including our Named Executive Officers, review the proposed budgets, adjust these budgets as they consider appropriate, and present the budgets to our Board of Directors.  Our Board of Directors then considers and approves a budget that it considers appropriate for each profit center.  Based on the approved budgets, the Compensation and Leadership Development Committee determines:

•                  the return on asset goals for the coming year, on which the Compensation and Leadership Development Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan;

•                  the profitability goals for the coming year, on which the Compensation and Leadership Development Committee bases equity awards under our 2011 Incentive Plan; and

•                  the basis for strategic goals for the coming year, which the Compensation and Leadership Development Committee uses in determining additional equity awards under our 2011 Incentive Plan for participating employees who can help us achieve our strategic initiatives, including Named Executive Officers.

Our Named Executive Officers are subject to the same standards as our other officers and employees for purposes of equity-based compensation awards under our 2011 Incentive Plan and payments under our Executive Officer Cash

Profit Sharing Plan.  With the few exceptions noted below in the Summary Compensation Table, we generally do not have special programs for our Named Executive Officers.  Our Board of Directors and its Compensation and Leadership Development Committee aim to design the goals to be achievable, but only with considerable effort, effort the Compensation and Leadership Development Committee believes will promote the growth and profitability of our business.  Although the goals are based on the approved budgets, both the budgeting process and the setting of the goals involve subjective judgments of our Board of Directors and its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee, according to its guidelines, has discretion to increase or decrease equity-based compensation awards based on factors that it deems relevant.  For example, the Compensation and Leadership Development Committee may award additional equity-based compensation to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation and Leadership Development Committee also has discretion to award equity-based compensation when the relevant goal is not achieved, but has never done so with respect to a Named Executive Officer.  Our Board of Directors also bases equity-based compensation awards for the independent members of our Board of Directors under our 2011 Incentive Plan on the Company-wide profitability goals.

Executive Officer Cash Profit Sharing Plan

To achieve the goal of long-term stock price appreciation, the Compensation and Leadership Development Committee believes that compensation that is based on profitability needs to incorporate both short-term and long-term elements.  It also believes that consistent achievement of short-term profitability goals is likely to result in long-term growth and, with it, stock price appreciation.  The short-term element is our non-equity incentive plan that provides compensation through two cash profit sharing plans, including our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers and our Cash Profit Sharing Plan for other qualified employees.  Under our Executive Officer Cash Profit Sharing Plan, we pay quarterly incentive compensation out of the portion of our profits that exceeds a specified return on qualified assets.  The amounts are shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”  At the beginning of each year, the Compensation and Leadership Development Committee reviews and approves the quarterly operating profit goal for the year, the rate of return on qualified assets, and the percentage participation of each of our Named Executive Officers.  Again, this process involves subjective judgment and is not amenable to numerical or statistical analysis.  The Compensation and Leadership Development Committee generally defines the quarterly operating profit goal as:

Income from operations for Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:  Operating profit

The adjustments to income from operations are excluded because they are not specifically within our officers’ control. This formula includes items that affect profitability that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and the Compensation and Leadership Development Committee believes this is likely to promote prudent allocation of resources.

The Compensation and Leadership Development Committee bases qualifying levels on the value of the net operating assets of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets.  We set the qualifying level based on average assets, net of specified liabilities, at quarterly intervals. We project the qualifying level for the coming year in the budgeting process at the beginning of the year and use it to estimate Executive Officer Cash Profit Sharing in the operating budget.  We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:       Cash

                Real estate

                Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule*

                Goodwill and indefinite lived intangible assets

                Self-insured workers’ compensation reserves

Multiplied by:       Specified return on asset percentage for Simpson Strong-Tie Company Inc.

Equals:                  Qualifying level

*The phase-in period for the acquired assets into the average asset base is as follows:

Year 1	0%
Year 2	33%
Year 3	66%
Year 4	100%

We believe this formula includes items that are likely to affect the return on assets that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

The operating profit goal is a targeted value, and the qualifying level is a threshold return on assets at which the Executive Officer Cash Profit Sharing Plan compensation levels are determined.  If the operating profit of Simpson Strong-Tie Company Inc. exceeds the qualifying level, compensation is paid to the officer out of that excess.  If the operating profit realized falls short of the qualifying level, no compensation is paid.

The Compensation and Leadership Development Committee bases individual percentages of participation on job function for our Named Executive Officers. Management sets the individual percentages for participants in our Cash Profit Sharing Plan.  The Compensation and Leadership Development Committee generally may give higher participation percentages to those with more responsibility.  For example, our Chief Executive Officer receives a higher percentage of the available pool than our other officers.  The Compensation and Leadership Development Committee has discretion to increase, reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but the percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.  We do not guarantee any minimum payments to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan.  We believe that our Executive Officer Cash Profit Sharing Plan motivates our Named Executive Officers to maximize our short-term profits and rewards them when those profits are realized.  With occasional adjustments that the Compensation and Leadership Development Committee felt were warranted, we have implemented this program for many years, and we believe it has contributed substantially to our success.

In 2011, the Compensation and Leadership Development Committee did not specifically target, or benchmark, the amount of short-term incentive compensation to be paid to our Named Executive Officers to any particular percentile or level within the prior benchmarking studies.

Based on our operating profit goal for each of the 4 quarters of 2012, our officers may receive a payout after our quarterly earnings are announced to the public.  If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2012, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Karen Colonias	$86,753,000	$57,671,000	$950,000

Thomas J Fitzmyers	86,753,000	57,671,000	640,000

Phillip Terry Kingsfather	86,753,000	57,671,000	800,000

Michael J. Herbert	86,753,000	57,671,000	389,000

Brian J. Magstadt	86,753,000	57,671,000	225,000

Jeffrey E. Mackenzie	86,753,000	57,671,000	180,000

{1}        Amounts expected to be paid for the full year of 2012 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

For 2011, the operating profit goals, the qualifying level and the targeted payout that we presented in our report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2011, are reprinted below, along with the amounts that we paid to our Named Executive Officers for the four calendar quarters of 2011.

	Year Ended December 31, 2011
	Operating	Qualifying	Targeted	Actual
	Profit Goal	Level	Payout{1}	Payout

Thomas J Fitzmyers	$93,979,000	$57,353,000	$933,000	$1,567,870

Phillip Terry Kingsfather	93,979,000	57,353,000	408,000	684,694

Michael J. Herbert	93,979,000	57,353,000	383,000	644,066

Karen Colonias	93,979,000	57,353,000	383,000	644,066

Jeffrey E. Mackenzie	93,979,000	57,353,000	178,000	298,299

{1}        Amounts were expected to be paid for the full year of 2011 if operating profit goals established at the beginning of the year were met and qualifying levels were as projected at the beginning of the year.

The actual payout in the table above was the sum of the payouts for each of the quarters during the year in which a payment under the Executive Officer Cash Profit Sharing Plan was made to the Named Executive Officer.  The quarterly payout, if any, for each of the Named Executive Officers in 2011 was computed as follows:

				Named
				Executive
				Officer	Actual Payout Under Executive Officer Cash Profit Sharing Plan
	Actual	Actual	Qualifying	Profit		Phillip
	Operating	Qualifying	Income/	Sharing	Thomas J	Terry	Michael J.	Karen	Jeffrey E.
Quarter	Profit	Level	(Loss)	Pool{1}	Fitzmyers	Kingsfather	Herbert	Colonias	Mackenzie

First	$20,889,000	$12,132,000	$8,757,000	$544,000	$198,883	$86,853	$81,699	$81,699	$37,839
Second	47,167,000	13,793,000	33,374,000	1,965,000	718,264	313,668	295,056	295,056	136,655
Third	43,302,000	14,150,000	29,152,000	1,727,000	631,278	275,681	259,323	259,323	120,105
Fourth	12,548,000	14,137,000	(1,589,000)	53,000	19,445	8,492	7,988	7,988	3,700
					$1,567,870	$684,694	$644,066	$644,066	$298,299

{1}      Included is a portion of branch level profit sharing pool shared with home office employees, including the Named Executive Officers.

We compute the Qualifying Income, if any, as the difference between the Actual Operating Profit and the Actual Qualifying Level.  Qualifying Income is the basis for the computation of amounts available to be distributed under both our Cash Profit Sharing Plan and our Executive Officer Cash Profit Sharing Plan.  For each of the quarters during 2011, we computed the profit sharing pool for the Named Executive Officers as 5.18 percent of the Qualifying Income.

Based on historical information about the profitability of each of the operating units, the Compensation and Leadership Development Committee of our Board of Directors approves these percentages so that they correspond to the effort put forth and the results achieved by the participants.  The Compensation and Leadership Development Committee may adjust the percentages from time to time so that the program will continue to create equitable results for all participants, including our Named Executive Officers.  A portion of the profit sharing pool from the branch level operating units is shared with home office employees, including the Named Executive Officers, in consideration for their contributions to the success of the branch level operating units.  We add this amount to the computed Named Executive Officer profit sharing pool to determine the amount available to be paid to our Named Executive Officers.  We then divide the Named Executive Officer profit sharing pool among the Named Executive Officers that participate at percentages approved by the Compensation and Leadership Development Committee at the beginning of the year.  The participation by each of the Named Executive Officers is determined based on the officer’s level of responsibility and contribution to the success of the operating unit. Unless the composition or responsibilities of the Named Executive Officers change, these participation rates generally do not change substantially from year to year, although the Compensation and Leadership Development Committee has discretion to make changes that it considers appropriate.

Our Executive Officer Cash Profit Sharing Plan is intended to comply with Internal Revenue Code section 162(m) and the related regulations and interpretations.  For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 25 years.  The total awards to any participating officer under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000.  In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan.  Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts we pay to participating officers under our Executive Officer Cash Profit Sharing Plan.  In 2011, only the payments to our Chief Executive Officer exceeded $1,000,000 under our Executive Officer Cash Profit Sharing Plan.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation and Leadership Development Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

The Compensation and Leadership Development Committee determines the amount of the award that each of the participating officers will be eligible to receive under the Executive Officer Cash Profit Sharing Plan each fiscal quarter.  The Compensation and Leadership Development Committee bases awards on a percentage of the amount by which the operating profit, as defined by the Compensation and Leadership Development Committee, exceeds the qualifying level for the fiscal quarter.

We maintain our Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  Because it excludes our most highly compensated employees, the Cash Profit Sharing Plan is not covered by Internal Revenue Code section 162(m), and we believe that compensation paid under it is tax deductible.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation and Leadership Development Committee reviews and approves a qualifying level for the coming fiscal year for Simpson Strong-Tie Company Inc. and its qualifying branches.  The qualifying level equals the value of the net operating assets, as defined by the Compensation and Leadership Development Committee, of Simpson Strong-Tie

Company Inc. or its respective branches, multiplied by a rate of return on those assets, as determined by the Compensation and Leadership Development Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine, and the Compensation and Leadership Development Committee reviews and approves, the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $22.0 million in 2011, $15.0 million in 2010 and $7.9 million in 2009.

Equity-Based Compensation Awards

The Simpson Manufacturing Co., Inc. 2011 Incentive Plan affords our Named Executive Officers and other selected employees, directors and consultants the opportunity to own shares of our common stock, by which we intend:

•                  to enhance our ability to attract and retain qualified individuals as officers, employees directors and consultants, and

•                  to provide such individuals with incentives to continue service with us, devote their best efforts to Simpson Manufacturing Co., Inc. and improve our economic performance, thus enhancing the value of Simpson Manufacturing Co., Inc. for the benefit of its stockholders.

While the purpose of our Executive Officer Cash Profit Sharing Plan is to motivate our officers to achieve short-term profit goals, we believe that compensation through equity-based awards motivates our key employees to pursue long-term stock price appreciation.  We believe this because our program requires achieving an annual profitability goal to receive an equity-based compensation award and, for participants to realize substantial value, sustained effort as the restrictions on restricted stock unit awards lapse and as stock options vest and mature.  In addition, rather than making a single large award, our program generally awards equity-based compensation in smaller annual increments, only for years when we meet our profitability goals.

We established the principal terms of the equity-based compensation awards when we adopted the 2011 Incentive Plan (and its predecessor plan, the 1994 Stock Option Plan), and we have generally applied them consistently since then.  We believe that they generally are below the range of comparable compensation plans identified in the Venture Pay Group Industry Match peer group.  Under our 1994 Stock Option Plan, we granted non-qualified stock options, until February 2011, that have 7-year terms, except for those we granted to Barclay Simpson, which have 5-year terms.  Each stock option has an exercise price equal to the market price at the time it was granted, except for options we granted to Barclay Simpson, which have exercise prices that are 110 percent of the market price at the times they were granted.  Stock options granted to Named Executive Officers vest annually over the first 4 years at a rate of 25 percent per year.  Under our 2011 Incentive Plan, we awarded restricted stock units, beginning in January 2012.  Each restricted stock unit award is valued at the closing price on the New York Stock Exchange on the day before the Compensation and Leadership Development Committee approves the award.  Restrictions on restricted stock unit awards, including those made to Named Executive Officers, generally lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award.  The 2011 Incentive Plan is qualified under Internal Revenue Code section 162(m).

Stock option grants for every participating employee, including a Named Executive Officer, vest fully if the employee ceases to be employed by us after reaching age 60 or in the event of a change in control.  Similarly, the restrictions on restricted stock unit awards for every participating employee, including a Named Executive Officer, lapse if the employee ceases to be employed by us after reaching age 60 or in the event of a change in control.  We believe that this allows employees, who have made substantial contributions during their careers, to retire without having to give up any of the value that they have earned on their stock options and restricted stock unit awards.  We also believe that it is appropriate, on a change in control, to accelerate the vesting of outstanding stock options and the lapse of restrictions on restricted stock units, because we do not afford other significant termination benefits to our employees.

We believe that equity-based compensation aligns the interests of our Named Executive Officers with the interests of our stockholders, because the Named Executive Officers realize additional value on the same basis as our stockholders.  We make an annual award of equity-based compensation to a Named Executive Officer only when we meet our profitability goal for Simpson Strong-Tie Company, Inc. for the preceding year, or in certain cases, when the Named Executive Officer achieves a goal based on one of our strategic initiatives as discussed below.  If we achieve our operating profit goals for 2012, computed as income from operations plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting restricted stock units to the following executive officers for the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal	Award

Karen Colonias	$86,753,000	21,350 shares

Phillip Terry Kingsfather	86,753,000	10,675 shares

Brian J. Magstadt	86,753,000	5,340 shares

Thomas J Fitzmyers	86,753,000	3,865 shares

Michael J. Herbert	86,753,000	1,720 shares

Jeffrey E. Mackenzie	86,753,000	11,440 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

We believe our formula for computing the operating profit goals includes items that are likely to affect profitability and that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

In addition, for 2012, the Compensation and Leadership Development Committee approved additional restricted stock unit awards and goals for Karen Colonias, Phillip Terry Kingsfather and Brian J. Magstadt.  These awards will be based on performance against estimated sales of the products from our recent strategic acquisitions of S&P Clever Reinforcement Company AG, S&P Clever Reinforcement International AG, Fox Industries, Inc., Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC (collectively, the “Recently Acquired Businesses”).  The number of restricted stock units may be increased or decreased based on the percentage above or below estimated sales, but at least 75 percent of the sales goal must be reached for an award to be earned.  The goals for these individuals and the restricted stock units that they may earn are as follows:

Potential Restricted Stock Unit Award
Phillip
	Karen	Terry	Brian J.
Recently Acquired Businesses	Colonias	Kingsfather	Magstadt

75% of sales goal — $30,000,000	4,575 shares	2,287 shares	1,145 shares
100% of sales goal — $40,000,000	9,150 shares	4,575 shares	2,290 shares
150% of sales goal — $60,000,000	18,300 shares	9,150 shares	4,580 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The total number of restricted stock units that may be earned by achieving both the operating profit goal and the sales goal of the Recently Acquired Businesses may be modified up or down by 10 percent based on a peer group comparison of total stockholder return, including stock price appreciation and dividends paid.  The peer group consists of the following companies:

Illinois Tool Works	Fastenal Company
Gibralter Industries	Eagle Materials Inc.
Masco Corporation	Trex Co. Inc.
USG Corporation	Stanley Black & Decker, Inc.

If our total stockholder return is below the peer group average, we will award 90 percent of the restricted stock units; if it is at the peer group average, we will award 100 percent of the restricted stock units; and if it is above the peer group average, we will award 110 percent of the restricted stock units.  Therefore, the maximum potential restricted stock units awards will be 43,615 shares for Karen Colonias, 21,807 shares for Phillip Terry Kingsfather and 10,912 shares for Brian J. Magstadt. Restrictions on all of the restricted stock unit awards earned by Karen Colonias, Phillip Terry Kingsfather and Brian J. Magstadt will lapse 75 percent on the third anniversary of the date of the award and 25 percent on the fourth anniversary of the date of the award (subject to provisions discussed above relating to retirement after age 60 or a change in control).

The Compensation and Leadership Development Committee of our Board of Directors also approved the additional grant of 1,250 restricted stock units to Michael J. Herbert if the Committee determines that he completes the introduction of products from the Recently Acquired Businesses into Asia or the Middle East and another grant of 1,250 restricted stock units if the Committee determines that he identifies an acquisition target in Asia or the Middle East.  In addition, he will be granted at least 1,250 restricted stock units if we exceed our 2012 budgeted goal for sales in Asia and the Middle East by 10 percent, to increase to a maximum of 2,500 shares if we exceed our 2012 budgeted goal for sales in Asia and the Middle East by 15 percent, as follows:

Asia and the Middle East	Potential Restricted Stock Unit Award

110% of sales goal — $9,350,000	1,250 shares
115% of sales goal — $9,775,000	2,500 shares

We use these parameters only for the purposes stated above.  You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

In 2011, our Board of Directors adopted our 2011 Incentive Plan and our stockholders approved it at their annual meeting.  We may not sell more than 16.32 million shares of common stock (including shares already sold) pursuant to all awards granted under our 2011 Incentive Plan or its predecessor plans, the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan.  Common stock sold on conversion of restricted stock units or on the exercise of stock options granted under the 2011 Incentive Plan, or its predecessor plans, may be previously unissued shares or reacquired shares, bought on the market or otherwise.

The Compensation and Leadership Development Committee targets equity-based compensation awards to all employees, including our Named Executive Officers, to total less than 1.0 percent of the outstanding shares of our outstanding common stock each year.  This range is a general guideline that the Compensation and Leadership Development Committee believes should avoid undue dilution of our stockholders’ investment.  In 2012, we awarded 352,511 restricted stock units, excluding those awarded to our independent directors, out of a possible 373,425 restricted stock units that the Compensation and Leadership Development Committee had approved for operating profit performance and strategic goals during 2011.  This represents about 0.7 percent of our outstanding shares of common stock. Our Chief

Executive Officer and the other Named Executive Officers all met their operating profit goals for 2011, and we therefore granted to them 42,325 restricted stock units in 2012.  Michael J. Herbert did not achieve the minimum goal for international sales in 2011 and was not awarded any additional restricted stock units.  For 2012, the Compensation and Leadership Development Committee approved a number of shares equal to approximately 0.9 percent of the outstanding shares of our common stock for possible restricted stock unit awards in 2013.  If we meet all of our operating profit and strategic goals and total stockholder return is above average for 2012, we anticipate awarding 449,469 restricted stock units under our 2011 Incentive Plan, 98,359 of which would be granted to Named Executive Officers.

The Compensation and Leadership Development Committee determines the number of restricted stock units that we may award to each of our officers based on several factors, including position, length of service, prior equity-based compensation awards and shares of our stock owned.  The Compensation and Leadership Development Committee uses these and other factors that it considers relevant in particular cases, in an effort to make each employee’s award commensurate with the employee’s contribution.  These judgments are largely subjective, and the factors are not weighted in any particular way.  See “Wealth Accumulation” below.  For example, when an employee becomes an officer, the Compensation and Leadership Development Committee may approve an equity-based compensation award to the officer that the Compensation and Leadership Development Committee believes will afford the officer enough of an investment in our common stock to align the officer’s interests with the interests of our stockholders.  After the officer achieves that level of investment, the Compensation and Leadership Development Committee generally reduces the equity-based awards to the officer.  The intent of the 2011 Incentive Plan is to reward performance achievements with future value.  The Compensation and Leadership Development Committee believes that our long-term incentives are lower than competitive practice, based on the 2010 report from Venture Pay Group.

Timing of Stock Option Grants and Restricted Stock Unit Awards

The Compensation and Leadership Development Committee approves the number of shares to be awarded under our 2011 Incentive Plan and the general terms of the awards on achieving the profitability goals set at the beginning of the year.  The only variable that remains after the end of the year is the determination whether we have achieved our goals.  The Compensation and Leadership Development Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete.  The Compensation and Leadership Development Committee ordinarily meets to finalize the equity incentive awards within a few days of announcing our financial results for the year.  The Compensation and Leadership Development Committee values such awards according to the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day before the meeting, which may or may not be the day of the announcement.  In 2012, the Compensation and Leadership Development Committee awarded 361,061 restricted stock units and established the value of these awards according to the closing price on January 27, 2012, which was 4 business days before the announcement of our fourth quarter 2011 earnings on February 2, 2012.  We have followed this practice for all equity-based compensation awards under our 2011 Incentive Plan (or its predecessor plan, the 1994 Stock Option Plan), not just awards made to our officers.  We generally award equity-based compensation only once each year and do not ordinarily make awards at other times, such as when employees are newly hired or promoted, although the Compensation and Leadership Development Committee has the discretion to do so.

Wealth Accumulation

Our compensation programs for our Named Executive Officers, as well as other high-performing employees, are predominately based on quarterly and annual operating results.  We believe that we should award above-average compensation for above-average performance and that we should closely tie the reward to that performance.  As a result, we believe our compensation structure allows high-performing employees the opportunity to accumulate wealth for themselves, while creating value for our stockholders.  A feature of our 2011 Incentive Plan, however, allows us to limit excess equity-based compensation awards to certain individuals.  When an employee is promoted into a key role, such as an officer of Simpson Manufacturing Co., Inc. or a senior officer of Simpson Strong-Tie Company Inc. or one of its subsidiaries, we may give the employee an opportunity to earn an equity-based compensation award for a substantial number of shares if the employee meets his or her operating goals.  The Compensation and Leadership Development Committee sets limits for these employees that, when reached, are removed from their annual award targets.  The Compensation and Leadership Development Committee believes that this approach balances appropriate incentive for selected key employees to continue to perform at a high level, against avoiding excessive accumulation of equity-based compensation awards by reducing the number of shares available for awards after the employee reaches an amount that the Compensation and Leadership Development Committee judges to be appropriate.

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our 2011 Incentive Plan.  The Compensation and Leadership Development Committee reviews and approves the number of shares we award, as well as the period of service.  The Compensation and Leadership Development Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that we award in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  The Compensation and Leadership Development Committee must approve the awards each year and may terminate the plan at any time.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

2011 Results of Advisory Vote to Approve Named Executive Officer Compensation and Advisory Vote on Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

At the annual meeting in April 2011, a substantial majority of our stockholders, more than 98 percent of the votes cast, approved the compensation of our named executives officers.  After consideration of this high level of support, the Compensation and Leadership Development Committee decided that we did not need to make substantial changes to our compensation programs.  Nevertheless, the Compensation and Leadership Development Committee continually monitors and evaluates our compensation policies and considers changes that could more closely align the interests of our employees and stockholders.

Also at the annual meeting in April 2011, a substantial majority of our stockholders, more than 92 percent of the votes cast, supported the recommendation or our Board of Directors that the advisory vote to approve Named Executive Officer compensation be conducted every year.  We anticipate submitting to our stockholders the question of the frequency of advisory votes on compensation for another advisory vote in 2016.  Our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers allows our stockholders to provide timely, direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year.  Our Board of Directors continues to believe that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on the compensation of our Named Executive Officers and other corporate governance matters.

Material Risk Considerations of Compensation Policies

We face various types of risk daily, including market risk, credit risk and currency risk, as well as general business risk.  Our compensation programs look at longer time frames from one quarter to one year and beyond one year.  Therefore, we do not feel that they expose us to undue risk-taking.  To compete in and expand our markets, however, some risk is unavoidable and in some cases desirable and appropriate.

While our compensation programs reward our employees for time spent at work and for the achievement of specific performance objectives, we also consider how and to what extent these programs encourage risk-taking.  We believe that our cash profit sharing and equity-based incentive plans promote a measured approach to areas of risk that we face as an organization.  While the objectives of the plans are to achieve and increase our profitability, we believe they also encourage sound financial management and the safeguarding of our assets.  In addition, we believe our compensation programs promote a sense of unity and cooperation among all of our employees, not just our executive officers, affording less opportunity and incentive for an individual employee to take undue risk in an attempt to increase his or her own compensation at the expense of the long-term health of Simpson Manufacturing Co., Inc.

Through our cash profit sharing incentive plans, employees are encouraged to maximize quarterly profits by increasing revenues and reducing costs.  Compensation under these plans is paid on a quarterly basis, regardless of our performance in a later quarter.  While the quarterly time horizon could potentially create opportunities for employees to maximize income in one quarter at the expense of a future quarter, we feel that this risk is balanced in the longer-term aspects of the cash profit sharing plan, as it is an ongoing program and income shifted from one quarter to another would not likely increase total bonus payments over time.  It is also mitigated in the use of the qualifying level component of the program which rewards prudent stewardship of assets and sound allocation of resources.  This effect is further balanced by our equity-based incentive plan, which requires profitability goals to be met for a full year before we award equity-based compensation, and then the stock options or restricted stock units generally vest over a period of years thereafter.  The value of an equity-based compensation award also is affected by appreciation of the market price of our common stock over time.  Any attempt to maximize short-term profits at the expense of long-term financial health would work against our employees’ incentive to maximize their compensation.

Summary Compensation Table

The table below provides information on compensation for the year ended December 31, 2011, for our Named Executive Officers — our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  Michael J. Herbert was our Principal Financial Officer until May 2009; Karen Colonias was our Principal Financial Officer from May 2009 through December 2011.  The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

Name and Principal Position	Year	Salary($)	Option Awards ($){1}	Non- Equity Incentive Plan Compensation($){2}	All Other Compensation($){3}		Total($)

Thomas J Fitzmyers,	2011	346,118	185,940	1,563,311	62,831	{4}	2,158,200
Our President and	2010	336,036	—	1,224,419	56,015	{4}	1,616,470
Chief Executive Officer	2009	336,036	—	359,750	61,621	{4}	757,407

Karen Colonias,	2011	283,089	516,500	642,193	32,148		1,473,930
Our Chief Financial	2010	262,119	—	474,023	24,969		761,111
Officer and Secretary	2009	232,490	—	147,683	25,858		406,031

Phillip T. Kingsfather,	2011	297,000	1,094,980	682,703	163,469	{5}	2,238,152
President and Chief	2010	275,000	—	529,055	156,667	{5}	960,722
Executive Officer of	2009	275,000	—	139,749	158,257	{5}	573,006
Simpson Strong-Tie Company Inc.

Michael J. Herbert,	2011	283,089	413,200	642,233	33,148	{6}	1,371,670
Our Vice President	2010	262,119	—	474,023	26,667	{6}	762,809
	2009	262,119	—	121,560	32,915	{6}	416,594

Jeffrey E. Mackenzie,	2011	164,800	413,200	297,431	21,543	{7}	896,974
Our Vice President

{1}     We determined the value of stock option awards by multiplying the number of shares subject to the stock option by the fair value per share as of the grant date.  We applied the Black-Scholes stock option pricing model to determine fair value in accordance Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” using the following assumptions:

	Risk					Weighted
	Free					Average
Grant	Interest	Dividend	Expected		Exercise	Fair
Date	Rate	Yield	Life	Volatility	Price	Value

02/03/11	2.62%	1.75%	6.2 years	39.0%	$29.66	$10.33

In January 2005, our Board of Directors resolved to accelerate the vesting of all unvested stock options in the event of a change in control.  See “Grants of Plan-Based Awards” below.

{2}     Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in 1 quarter and paid in the following quarter.  The amount in this column represents all cash paid during the specified years under our Executive Officer Cash Profit Sharing Plan.  No amounts are deferred or payable by their terms at a later date. See “Executive Compensation — Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan” above.

{3}     For 2011 and 2010, amount includes a contribution of an amount equal to 10 percent of each officer’s salary, earned in the preceding year, for each of the specified years to the officer’s profit sharing trust account, up to the annual qualified contribution limit of $24,500 per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.  In addition, since the profit sharing trust plan was changed in May 2011 to include a 401(k) feature that allows employees to contribute their own pre-tax earnings, the amount of our contribution was reduced to 7 percent of each officer’s salary. This contribution will be funded in 2012.  The remaining 3 percent of our contribution, made quarterly in 2011 after the close of the quarter in which it is earned, is made to comply with the safe harbor rules that govern the plan. The contribution earned in the first three quarters of 2011 is included in the amount shown.  For 2009, amount includes a contribution of an amount equal to 15 percent of each officer’s salary, earned in the preceding year, for each of the specified years to the officer’s profit sharing trust account, up to the annual qualified contribution limits of $34,500, per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.

{4}     Includes:

	2011	2010	2009

Profit sharing trust contribution and forfeitures	$33,129	$25,667	$35,006
Hire of aircraft	19,031	19,385	20,809
Reimbursement of personal income taxes related to hire of aircraft	10,671	10,963	5,806

The amount related to Mr. Fitzmyers’ use of an aircraft included travel between his home and our offices and travel on business. The total cost to us for chartering aircraft, including Mr. Fitzmyers’ compensation, approximated $508,000 in 2011, $532,000 in 2010 and $409,000 in 2009.  In computing the compensation cost of airplane use, we applied the Standard Industrial Fare Level tables prescribed by applicable Internal Revenue Service regulations.  The independent members of our Board of Directors unanimously approved this arrangement.

{5}  Includes:

	2011	2010	2009

Profit sharing trust contribution and forfeitures	$32,461	$25,667	$28,257
Housing allowance	130,000	130,000	130,000
Personal electronics purchase	854
Reimbursement of personal income taxes related to personal electronics purchase	154	—	—
Charitable gift matching contributions	—	1,000	—

The amount related to Mr. Kingsfather’s housing allowance included incremental financing and transaction costs.  In December 2010, the Compensation and Leadership Development Committee extended Mr. Kingsfather’s housing allowance for an additional 1 year through July 2012.  The independent members of our Board of Directors unanimously approved this arrangement.

{6}     Includes:

	2011	2010	2009

Profit sharing trust contribution and forfeitures	$32,148	$25,667	$31,915
Charitable gift matching contributions	1,000	1,000	1,000

{7}     Includes:

2011

Profit sharing trust contribution and forfeitures	$20,543
Charitable gift matching contributions	1,000

Compensation and Leadership Development Committee Interlocks and Insider Participation

The Compensation and Leadership Development Committee of our Board of Directors currently comprises Jennifer A. Chatman, Chair, Peter N. Louras, Jr. and Barry Lawson Williams, all of whom are independent directors.  Ms. Chatman, Mr. Louras and Mr. Williams have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.  During 2010, Gary Cusumano was also a member of the Compensation and Leadership Development Committee, but he relinquished that role in February 2011.

Transactions with Related Persons, Promoters and Certain Control Persons

In 2003, Thomas J Fitzmyers, our Chief Executive Officer and a member or our Board of Directors, leased an airplane that a third-party charter company manages.  He sold this airplane in 2009. We paid the charter company standard hourly rates when Mr. Fitzmyers used this airplane to travel between his home and our offices or to travel on business.  Mr. Fitzmyers was responsible for maintaining the airplane, and he received a portion of the payments that we made to the charter company for its use, whether by us or others.  Since the sale of this airplane, we continue to pay a charter service for Mr. Fitzmyers’ travel between his home and our offices and to travel on business under a similar arrangement.  In 2011, we paid approximately $508,000 for Mr. Fitzmyers to use of this and other airplanes, including $29,702 that we paid to Mr. Fitzmyers as compensation (see Summary Compensation Table above).  The members of our Board of Directors who are not employees or officers unanimously approved this arrangement.

In 2011, we purchased 125,000 shares of our common stock for $3,450,000 from the Simpson PSB Fund (a charitable organization) as part of our stock repurchase program. Barclay Simpson, our Chairman Emeritus, who is a director and significant stockholder, serves as a director and officer of the Simpson PSB Fund. The price per share was $27.60, which was the closing price on the day after the day that the stock purchase agreement was signed. The independent members of our Board of Directors unanimously approved this transaction.

Grants of Plan-Based Awards

The following table summarizes the grants under our 1994 Stock Option Plan of non-qualified stock options to our Named Executive Officers during 2011.  The Compensation and Leadership Development Committee granted these options because we achieved our 2010 operating goals that the Compensation and Leadership Development Committee had approved at the beginning of 2010.

		All Other		Grant
		Option	Exercise	Date Fair
		Awards:	or Base	Value of
		Number of	Price of	Stock and
		Securities	Option	Option
	Grant	Underlying	Awards	Awards
Name	Date	Options (#)	($/Share)	($/Share)

Thomas J Fitzmyers	02/03/11	18,000	29.66	10.33
Karen Colonias	02/03/11	50,000	29.66	10.33
Phillip T. Kingsfather	02/03/11	106,000	29.66	10.33
Michael J. Herbert	02/03/11	40,000	29.66	10.33
Jeffrey E. Mackenzie	02/03/11	40,000	29.66	10.33

The terms of these stock options and their vesting schedules are as follows:

Name	Option Term	Vesting Term{1}	Vesting Increments

Thomas J Fitzmyers	7 years	4 years	annually
Karen Colonias	7 years	4 years	annually
Phillip T. Kingsfather	7 years	4 years	annually
Michael J. Herbert	7 years	4 years	annually
Jeffrey E. Mackenzie	7 years	4 years	annually

{1}     As discussed below, vesting of stock options will accelerate on a change in control or on the optionee ceasing to be employed by us after reaching age 60.

We generally award restricted stock units or grant stock options under our 2011 Incentive Plan once each year, in January or February, on the day that the Compensation and Leadership Development Committee meets to approve the awards and grants that employees earned by meeting our goals for the preceding fiscal year.  In 2011 and 2010, we granted options under our 1994 Stock Option Plan (which, in 2011, was amended by and incorporated into our 2011 Incentive Plan) to purchase, respectively, 1,362,000 and 148,000 shares of our common stock pursuant to commitments related to the respective preceding fiscal years.  The exercise price per share under each of these options generally equals or exceeds the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting granting the options.

Generally, options that the Compensation and Leadership Development Committee granted under the 1994 Stock Option Plan (now part of our 2011 Incentive Plan) vest (become exercisable) in increments over 4 years.  Our Board of Directors has, however, resolved to accelerate the vesting of options in two situations.  First, when an employee ceases employment with us after reaching age 60, all of the employee’s unvested options vest fully.  Second, all outstanding options will fully vest, and must be exercised, on a change in control of Simpson Manufacturing Co., Inc., which we define as any of the following transactions, in which the holders of our common stock immediately before the transaction do not continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of Simpson Manufacturing Co., Inc. immediately thereafter:

•                  a consolidation or merger of Simpson Manufacturing Co., Inc. in which it is not the surviving corporation;

•                  a reverse merger in which Simpson Manufacturing Co., Inc. is the surviving corporation but the shares of our common stock outstanding immediately before the reverse merger are converted by virtue of the reverse merger into other property; or

•                  the approval by our stockholders of a plan or proposal for the dissolution and liquidation of Simpson Manufacturing Co., Inc.

These acceleration provisions apply to all participants in our 2011 Incentive Plan (including our 1994 Stock Option Plan, now part of our 2011 Incentive Plan), including our Named Executive Officers.

In 2012, we awarded restricted stock units under our 2011 Incentive Plan for 361,061 shares of our common stock pursuant to commitments related to the preceding fiscal year.  These restricted stock units are valued according to the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting awarding these restricted stock units.  Restrictions on these restricted stock units generally lapse 25 percent on each of the date of the award and the first, second and third anniversaries of the date of the award.  Restrictions on the restricted stock units also lapse when an employee ceases employment with us after reaching age 60 or on a change in control of Simpson Manufacturing Co., Inc.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2011, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable{1}		Price($)	Date

Thomas J Fitzmyers	9,000	—		40.72	01/25/13
	—	18,000	{2}	29.66	02/02/18

Karen Colonias	3,000	—		40.72	01/25/13
	2,000	—		33.62	02/01/14
	—	50,000	{2}	29.66	02/02/18

Phillip T. Kingsfather	33,000	—		40.72	01/25/13
	2,000	—		33.62	02/01/14
	—	106,000	{2}	29.66	02/02/18

Michael J. Herbert	4,000	—		40.72	01/25/13
	—	40,000	{2}	29.66	02/02/18

Jeffrey E. Mackenzie	4,000	—		40.72	01/25/13
	—	40,000	{2}	29.66	02/02/18

{1}     As discussed above — see “Grants of Plan-Based Awards” — vesting of stock options will accelerate on a change in control or on the optionee ceasing employment with us after reaching age 60.

{2}     Unless vesting accelerates as discussed above, options vest at the rate of 25 percent per year on the anniversary of the date of grant.

Stock Option Exercises and Stock Vested

No stock options granted to our Named Executive Officers under our 1994 Stock Option Plan (now part of our 2011 Incentive Plan) were exercised during 2011.

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after termination of employment. We may, however, compensate a former employee after terminating employment with us, by way of the acceleration of vesting of stock options on voluntary termination after reaching the age of 60 or in the event of a change in control.  These circumstances, in addition to those applicable to salaried employees generally, and the potential payments for our Named Executive Officers are as follows:

Benefits and
Payments	Voluntary	Change in
on Termination	Termination{1}	Control{1}

Accelerated vesting of stock options
Thomas J Fitzmyers	$72,000	$72,000
Karen Colonias	—	200,000
Phillip T. Kingsfather	424,000	424,000
Michael J. Herbert	—	160,000
Jeffrey E. Mackenzie	—	160,000

{1}     As discussed above under “Grants of Plan-Based Awards,” vesting of stock options will accelerate on the optionee ceasing employment with us after reaching age 60 or on a change in control.

Assumes a market value of $33.66 per share of our common stock, the closing stock price on December 31, 2011, at voluntary termination or change in control.  No material conditions or obligations apply to the receipt of payment on voluntary termination.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2011, that we paid to our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees
	Earned or	Option	All
	Paid in	Awards	Other	Total
Name	Cash($)	($){1}	Compensation($){2}	($)

Jennifer A. Chatman	112,000	52,450	1,000	165,450
Earl F. Cheit	115,000	52,450	1,000	168,450
Gary M. Cusumano	103,000	52,450	—	155,450
Peter N. Louras, Jr.	128,000	52,450	1,000	181,450
Robin G. MacGillivray	104,000	52,450	—	156,450
Barry Lawson Williams	105,000	52,450	1,000	158,450

{1}     We determined the value of a stock option award by multiplying the number of shares subject to the option by the fair value per share as of the grant date.  We applied the Black-Scholes option pricing model to determine fair value in accordance with Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” using the following assumptions:

	Risk					Weighted
	Free					Average
Grant	Interest	Dividend	Expected		Exercise	Fair
Date	Rate	Yield	Life	Volatility	Price	Value
02/15/11	2.92%	1.76%	6.6 years	38.0%	$29.58	$10.49

The outstanding stock option awards as of December 31, 2011, for each of these directors was as follows:  Ms. Chatman, 10,000 shares; Mr. Cheit, 8,000 shares; Mr. Cusumano, 5,000 shares; Mr. Louras, 8,000 shares; Ms. MacGillivray, 10,000 shares; Mr. Williams, 8,000 shares.

{2}     Represents matching contributions made by us for charitable gifts made by the director.

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee and whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee and whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Lead Independent Director an additional annual fee of $10,000.  We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Equity-Based Compensation Awards for Independent Directors

Our 2011 Incentive Plan amended and incorporated both our 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan.  Under the 2011 Incentive Plan, we may afford our independent directors an opportunity to own shares of our common stock to align their efforts with our long-term financial success and to secure their continued service.  In 2012, because Simpson Strong-Tie Company Inc. achieved its operating profit goals, we awarded 1,425 restricted stock units under our 2011 Incentive Plan to each of our independent directors.  If we meet the Simpson Strong-Tie Company Inc. operating profit goal for 2012, we anticipate awarding an additional 1,425 restricted stock units under our 2011 Incentive Plan to each of our independent directors in 2013.

The following table provides information for the year ended December 31, 2011, on the exercise of stock options granted to our directors under our 1995 Independent Director Stock Option Plan (now part of our 2011 Incentive Plan):

	Stock Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Earl F. Cheit	2,000	12,169
Barry Lawson Williams	2,000	12,653

Compensation Consultants

In 2011, the Compensation and Leadership Development Committee engaged Towers Watson as its compensation consultant.  The Lead Consultant, who changed employers from Venture Pay Group to Towers Watson in 2011, remained the same. Towers Watson’s services were requested and approved by the Compensation and Leadership Development Committee and not recommended or provided by our management.  Towers Watson was engaged for 2 primary purposes:

•                  to update a benchmarking analysis of total direct compensation for our Chief Executive Officer compared to the peer groups developed by Venture Pay Group in 2010.  This did not include a full year over year analysis of our other Named Executive Officers’ compensation; and

•                  to recommend potential changes to our long-term compensation program for our Chief Executive Officer, our Chief Financial Officer and Simpson Strong-Tie Company Inc.’s President and Chief Executive Officer, to align our programs with strategic objectives.

Towers Watson made recommendations to the Compensation and Leadership Development Committee to modify the terms of future equity-based compensation awards to keep the operating profit goals, to add strategic goals and to add a total stockholder return component.  The Compensation and Leadership Development Committee incorporated these features into the potential equity-based compensation awards for 2012.  See “Equity-Based Compensation Awards” above.  We paid Towers Watson total fees of $45,300 for these services.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including compensation in the form of restricted stock units and stock options, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement. The Compensation and Leadership Development Committee comprises 3 independent directors, as defined by the New York Stock Exchange rules.  See “Proposal No. 1 Election of Directors — Independence” above.  In addition, the members of the Compensation and Leadership Development Committee are both:

•                  “non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934; and

•                  “outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).

Our Board of Directors appoints the members of the Compensation and Leadership Development Committee for indefinite terms and may remove any member at any time.  The Compensation and Leadership Development Committee operates under a written charter that our Board of Directors adopted, which is also available on our website at http://www.simpsonmfg.com/financials/compensation.html.  We will provide a printed copy of the charter to any stockholder on request.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis, discussed it with our officers and recommended its inclusion in our Annual Report on Form 10-K for the year ended December 31, 2011, and in this Proxy Statement.

Compensation and Leadership
Development Committee
Jennifer A. Chatman, Chair
Peter N. Louras, Jr.
Barry Lawson Williams

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight.  Its policies and practices are described below.

Composition

The Audit Committee comprises 4 independent directors, as defined by the New York Stock Exchange rules.  It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/financials/audit.html.  We will provide a printed copy of the charter to any stockholder on request.  The members of the Audit Committee are Peter N. Louras, Jr., Chair, Jennifer A. Chatman, Earl F. Cheit, and Robin G. MacGillivray.  Our Board has determined that each of them meets the definitions and standards for independence and is financially literate, and that 1 of the Audit Committee members, Peter N. Louras, Jr., has financial management expertise as required by New York Stock Exchange rules and meets the Securities and Exchange Commission definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm.  Our officers are responsible for our internal controls and financial reporting process.  Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 6 times in 2011 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that they were required to discuss under Statement on Auditing Standards No. 90, Audit Committee Communications, which amends Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, the independent accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.  On that basis, the Audit Committee believes that PricewaterhouseCoopers LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and PricewaterhouseCoopers LLP, the Audit Committee’s review of the representations of our officers, and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.  The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee
Peter N. Louras, Jr., Chair
Jennifer A. Chatman
Earl F. Cheit
Robin G. MacGillivray

Audit and Related Fees

Audit Fees

For professional services for the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the audit of our internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, we paid PricewaterhouseCoopers LLP an aggregate of approximately $2,204,000 for 2011 and $1,844,000 for 2010, approximately 74 percent and 76 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Audit-Related Fees

We did not pay any audit-related fees to PricewaterhouseCoopers LLP for 2011 and 2010.

Tax Fees

For professional services for tax compliance associated with our annual tax returns, and for tax advisory and planning services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $756,000 for 2011 and $585,000 for 2010, approximately 25 percent and 24 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

All Other Fees

For all other services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $34,000 for 2011 and $8,000 for 2010, approximately 1 percent and less than 1 percent, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for each of those years.  In 2011, these other services were primarily for a valuation report for one of our German subsidiaries, assistance in preparing an application for a customs code related to the importation of one of our products to Denmark and for a subscription to an online accounting research tool. In 2010, these other services were primarily for assistance in preparing a statutory filing in Denmark and for a subscription to an online accounting research tool.

The Audit Committee must pre-approve fees to be paid to PricewaterhouseCoopers LLP before PricewaterhouseCoopers LLP begins work.  The Audit Committee pre-approved all fees and services for

PricewaterhouseCoopers LLP’s work in 2011 and 2010.  The Audit Committee has determined that the fees for services rendered were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Governance and Nominating Committee of our Board of Directors

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors.  Its charter and our corporate governance guidelines are available on our website at http://www.simpsonmfg.com/financials/governance.html.  We will provide a printed copy of each to any stockholder on request.  The 4 members of the Governance and Nominating Committee, Robin G. MacGillivray, Chair, Jennifer A. Chatman, Earl F. Cheit and Barry Lawson Williams, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration.  Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.

Board of Directors Governance and Nominating Committee

5956 W. Las Positas Blvd.

Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2013 annual meeting, we must receive the letter not later than November 10, 2012.  The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  The Governance and Nominating Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources.  From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates. The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors. To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date.  A stockholder’s notice nominating 1 or more director candidates must state as to each such candidate —

•                 the candidate’s name, age, business address and residence address,

•                  the candidate’s principal occupation or employment,

•                  the number of shares of our common stock that the candidate beneficially owns and other information, if any, required by our Bylaws, and

•                  any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the stockholder’s name and address, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns and other information, if any, required by our Bylaws.  We will disregard a purported nomination that does not comply in all respects with our Bylaws.  We did not receive such a notice from any stockholder for our 2012 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  Securities and Exchange Commission regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2011 our directors and officers and 10 percent stockholders met all of the section 16(a) filing requirements regarding our common stock.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees.  This code is posted on our website at http://www.simpsonmfg.com/about/ethics.html.  We will provide a printed copy of the code, free of charge, to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting.  So far as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting.  The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF THE AUDIT AND COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS” AND “COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2013 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 10, 2012.

BY ORDER OF THE BOARD

Brian J. Magstadt

Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000124393_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends a vote FOR the nominees in proposal 1. 1. Election of Directors Nominees 01 Jennifer A. Chatman 02 Robin G. MacGillivray 03 Barclay Simpson SIMPSON MANUFACTURING CO.,INC. 5956 W. Las Positas Blvd. Pleasanton, CA 94588 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(K)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/23/12). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use your touch-tone phone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. "401(K)" Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/23/12). Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm 3 Advisory vote to approve Named Executive Officer Compensation NOTE: Unless otherwise specified, your proxy will be voted for the nominees listed above as directors and for proposals 2 and 3 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000124393_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SIMPSON MANUFACTURING CO., INC Annual Meeting of Stockholders - April 25, 2012 The undersigned hereby appoints Thomas J Fitzmyers and Karen Colonias, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2012, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election as directors of some or all of the persons listed on this proxy, in the manner described in the proxy statement. This proxy confers on the proxyholders the power of cumulative voting and the power to vote cumulatively for fewer than all of the nominees as described in such proxy statement. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate>. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: <mtgtype> For holders as of: <recdate> Date: Time: <mtgtime> Location: 0000124392_1 R1.0.0.11699 SIMPSON MANUFACTURING CO., INC. SIMPSON MANUFACTURING CO.,INC. 5956 W. Las Positas Blvd. Pleasanton, CA 94588 Annual Meeting February 29, 2012 April 25, 2012 April 25, 2012 2:00 PM PDT 5956 W. Las Positas Blvd Pleasanton, California

Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . XXXX XXXX XXXX Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX XXXX XXXX 0000124392_2 R1.0.0.11699 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2012 to facilitate timely delivery.

Voting items 0000124392_3 R1.0.0.11699 The Board of Directors recommends a vote FOR the nominees in proposal 1. 1. Election of Directors Nominees 01 Jennifer A. Chatman 02 Robin G. MacGillivray 03 Barclay Simpson The Board of Directors recommends a vote FOR proposals 2 and 3. 2 Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm 3 Advisory vote to approve Named Executive Officer Compensation NOTE: Unless otherwise specified, your proxy will be voted for the nominees listed above as directors and for proposals 2 and 3 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

0000124392_4 R1.0.0.11699